UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
January 8, 2008

NEONODE INC.
(Exact name of registrant as specified in its charter)

Delaware	0-8419	94-1517641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Biblioteksgatan 11 S111 46 Stockholm, Sweden
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
+468 678 18 50 — Sweden (925) 355-7700 — USA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Formation and Contribution Agreement

On January 8, 2008 (the “Effective Date”), Neonode, Inc. (“Neonode”) entered into a Formation and Contribution Agreement (the “JV Agreement”) with Distribution Management Consolidators Worldwide, LLC, a Delaware limited liability company (“DMCW”), to create a new Delaware limited liability company, Neonode USA, LLC (“Neonode USA” or the “JV”). The JV intends to focus on developing, manufacturing and distributing products that incorporate Neonode’s intellectual property and proprietary technology. Neonode and DMCW will each own one half of Neonode USA.

Under the terms of the JV Agreement, Neonode USA will be operated as an independent company to be governed by a Management Committee comprised of an equal number of managers appointed by each of Neonode and DMCW. Subject to further IP due diligence and structural matters discussed below, Neonode and DMCW will each contribute $250,000 and their relative expertise and experience to the JV. DMCW has expertise in the development, production, distribution and marketing of consumer electronic products.

In addition, subject to continuation of the JV, Neonode has agreed to grant Neonode USA an exclusive worldwide, royalty free license to its intellectual property, with exclusivity conditioned on meeting certain milestones, as described below under the heading “License Agreement.”

The JV Agreement provides for the dissolution of Neonode USA upon the earlier of (A) the required vote by the Management Committee , (B) the sale of all or substantially all of the assets of Neonode USA, (C) any event not within the control of Neonode and DMCW which makes it impossible, unlawful, or impractical to carry on the business of the Neonode USA, or (D) the entry of a decree of judicial dissolution of Neonode USA under applicable laws at the instance of a third-party other than Neonode or DMCW. In the event of dissolution, Neonode USA’s assets generally will be distributed to Neonode and DMCW pro rata in accordance with their percentage interests in Neonode USA after payment of Neonode USA’s liabilities.

In addition to the dissolution provisions described above, DMCW has the right to terminate the JV Agreement within 30 days after the Effective Date in the event DMCW determines, in its discretion after conducting due diligence, that the intellectual property of Neonode is not of sufficient value, validity and enforceability to support the commercialization contemplated in the JV Agreement. Furthermore, the transaction is subject to the transfer of the intellectual property from Neonode’s wholly-owned subsidiary, Neonode AB, to another wholly-owned entity of Neonode in the U.S. without incurring a tax liability in excess of $200,000. To the extent the tax cost is equal to or less than $200,000, DMCW has the option to share such cost with Neonode. If DMCW elects not to share such costs and no alternative in another jurisdiction acceptable to DMCW exists without a tax liability, DMCW has the right to terminate the JV Agreement and dissolve the JV if the parties have not otherwise reached agreement within 60 days following the Effective Date.

In the event Neonode receives an offer by a third-party to acquire (x) all or substantially all of the assets or business of Neonode by merger, sale of assets, reorganization or otherwise or (y) 50% or more of Neonode’s voting securities directly from Neonode or from Neonode’s stockholders, and the offeror has included as a condition that Neonode own or the offeror acquire all of Neonode USA, Neonode will have the right to acquire all of DMCW’s right, title and interest in Neonode USA (“DMCW Interest”). The purchase price of the DMCW Interest will be determined by an appraiser selected pursuant to the terms of the JV Agreement.

License Agreement

On January 8, 2008, in connection with the execution of the JV Agreement, Neonode and Neonode AB, a Swedish corporation and wholly owned subsidiary of Neonode (together, the “Neonode Parties”) and Neonode USA entered into a license agreement (the “License Agreement”).

Pursuant to the License Agreement, the Neonode Parties granted exclusive, royalty free, perpetual licenses to Neonode USA to use Neonode intellectual property to (i) design and develop products and develop improvements, (ii) manufacture, have manufactured, and distribute products and the Neonode N2 GSM Phone (“Existing Product”) in North America, Central America, Caribbean, South America and China (the “Neonode USA Territory”), including the use of Neonode marks and Existing Product marks, and (iii) grant licenses to use the Neonode intellectual property to third parties. Such exclusivity is conditioned on Neonode USA meeting certain performance milestones. If such milestones are not met, the license converts to a non-exclusive license. Neonode AB has the right to use the Neonode intellectual property to (i) design, develop products and the Existing Product, and (ii) distribute and sell products in all geographic territories throughout the world other than the Neonode USA Territory.

In addition, Neonode USA granted to the Neonode Parties a license to use future Neonode USA developments to (i) design and develop Neonode USA products and to develop improvements, and (ii) manufacture, and have manufactured, Neonode USA products with such Neonode USA developments, and market and sell such Neonode USA products in all territories throughout the world other than in the Neonode USA Territory.

Pursuant to the terms of the License Agreement, (i) the Neonode Parties have agreed not to directly or indirectly distribute, license or sell products incorporating Neonode intellectual property or any improvements in the Neonode USA Territory and (ii) Neonode USA has agreed not to directly or indirectly distribute, license or sell products incorporating Neonode intellectual property or any improvements in any territory in the world outside the Neonode USA Territory. Notwithstanding such territorial restrictions with regard to products, Neonode USA will have the exclusive right to sublicense the Neonode intellectual property and improvements.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NEONODE INC.

Date: January 14, 2008	By:	/s/ David W. Brunton
Name: David W. Brunton
Title: Chief Financial Officer, Vice President, Finance and Secretary